Exhibit 99.2

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Subsidiary Prices Initial Public Offering

Newton, MA (March 6, 2012): CommonWealth REIT (NYSE: CWH) today announced that its subsidiary, Select Income REIT (NYSE: SIR), has priced an initial public offering of 8,000,000 common shares of beneficial interest at $21.50 per share.

The settlement of this offering is expected to occur on March 12, 2012.  The underwriters have a 30-day option to purchase up to an additional 1,200,000 SIR shares to cover over allotments, if any.

SIR was formed as a 100% subsidiary of CWH.  Upon completion of the offering, CWH will continue to own approximately 73% of SIR (assuming no exercise of the underwriters’ over allotment option).  All the shares are being offered by SIR, and the net proceeds of the offering will be used to repay SIR debt to CWH.

A registration statement relating to the offering of the common shares of beneficial interest of SIR discussed above was declared effective by the Securities and Exchange Commission on March 6, 2012.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Morgan Stanley, BofA Merrill Lynch and Wells Fargo Securities are the joint book running managers for the offering.  Citigroup, RBC Capital Markets and UBS Investment Bank are the joint lead managers.  Morgan Keegan, PNC Capital Markets LLC, Santander and the Huntington Investment Company are the co-managers for the offering.  A copy of the offering prospectus can be obtained by contacting the offices of: Morgan Stanley & Co. LLC, Attention Prospectus Department,180 Varick Street, 2nd floor, New York, New York 10014;  by email at prospectus@morganstanley.com;  BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, by email at dg.prospectus_requests@baml.com;  or Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, by email at cmclientsupport@wellsfargo.com.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT THE SETTLEMENT OF THE OFFERING OF COMMON SHARES OF SIR IS EXPECTED TO OCCUR ON MARCH 12, 2012.  IN FACT, THE SETTLEMENT OF THIS OFFERING IS SUBJECT TO VARIOUS CONDITIONS AND CONTINGENCIES AS ARE CUSTOMARY IN UNDERWRITING AGREEMENTS IN THE UNITED STATES.  IF THESE CONDITIONS ARE NOT SATISFIED OR THE SPECIFIED CONTINGENCIES DO NOT OCCUR, THIS OFFERING MAY NOT CLOSE.

•                  THIS PRESS RELEASE STATES THAT THE UNDERWRITERS HAVE BEEN GRANTED AN OPTION TO PURCHASE UP TO AN ADDITIONAL 1,200,000 SIR COMMON SHARES TO COVER OVER ALLOTMENTS, IF ANY.  AN IMPLICATION OF THIS STATEMENT MAY BE THAT THIS OPTION MAY BE EXERCISED IN WHOLE OR IN PART.  IN FACT, CWH DOES NOT KNOW WHETHER THE UNDERWRITERS WILL EXERCISE THIS OPTION, OR ANY PART OF IT.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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